SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                 SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the
           Securities Exchange Act of 1934

                    (Amendment No.   )

Filed by the Registrant     X
Filed by a Party other than the Registrant

Check the appropriate box:

     Preliminary Proxy Statement
X    Definitive Proxy Statement
     Definitive Additional Materials
     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12 Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)

                  Lincoln National Corporation
      (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
   14a-6(j)(2), or Item 22(a)(2) of Schedule 14A.

   $500 per each party to the controversy pursuant to Exchange
   Act Rule 14a-6(i)(3)

   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

__ Fee paid previously with preliminary materials.

__ Check box if any part of this fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1)  Amount previously paid:
   2)  Form, Schedule or Registration Statement No.
   3)  Filing party:
   4)  Date filed:

* Set forth the amount on which the filing fee is calculated and state how it was determined.





                       April 10, 1996





Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of
Shareholders of Lincoln National Corporation scheduled to
be held on Thursday, May 9, 1996, at the Grand Wayne
Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana,
at 10:00 a.m., local time.   Your Board of Directors and
Management look forward to greeting those shareholders able to attend.

The matters to be acted upon at the meeting are described in the attached Notice of Meeting and Proxy Statement which we urge you to review carefully.

It is important that your shares are represented at the meeting. Accordingly, we request your cooperation by signing, dating and mailing the enclosed proxy card in the envelope provided for your convenience.


On behalf of the Board of Directors, thank you for your continued support.

                            Sincerely,

                            /S/IAN M. ROLLAND
                            Ian M. Rolland
                            Chairman


<PAGE 1>

               LINCOLN NATIONAL CORPORATION
                  FORT WAYNE, INDIANA

                       NOTICE OF
            ANNUAL MEETING OF SHAREHOLDERS


                    April 10, 1996

The Annual Meeting of Shareholders of LINCOLN NATIONAL
CORPORATION will be held on Thursday, May 9, 1996, at 10:00 a.m., local time, at the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana
46802-3030.

The items of business are:

  1. to elect five directors for three-year terms, and
  2. to consider and act upon such other matters as may properly come before the meeting.

Only shareholders of record at the close of business on March 15, 1996, are entitled to notice of and to vote at the annual meeting or any meeting resulting from an adjournment thereof. Shareholders are reminded that shares cannot be voted unless the signed proxy card is returned or other arrangements are made to have the shares represented at the meeting.

                           For the Board of Directors,

                           /S/ C. Suzanne Womack
                           C. Suzanne Womack
                           Secretary

<PAGE 2>

               LINCOLN NATIONAL CORPORATION
                   200 East Berry Street
                    FORT WAYNE, INDIANA

                      Proxy Statement

              Annual Meeting of Shareholders
                        May 9, 1996

Any shareholder giving a proxy has the power to revoke it at anytime before its exercise by submitting a written revocation or a new proxy, or by the shareholder's attendance and vote at the annual meeting. This Proxy
Statement is first being mailed to shareholders on or about April 10, 1996. Proxies in the form provided are being solicited by the Board of Directors of Lincoln
National Corporation (the "Corporation" or "LNC") for use at the annual meeting of shareholders to be held May 9, 1996, and any meeting resulting from an adjournment thereof.

                  Solicitation of Proxies

The cost of soliciting proxies will be paid by the Corporation. The Corporation has made arrangements with brokerage firms, banks, custodians and other fiduciaries to forward proxy materials to their principals, and the Corporation will reimburse them for their reasonable mailing and other expenses.

In addition to solicitation by mail, certain directors, officers and employees of the Corporation, who will receive no additional compensation for their services, may solicit proxies by telephone, telecopy and by personal contacts.

The enclosed proxy/direction card is considered to be voting instructions furnished to the respective trustees of the Lincoln National Corporation Employees' Savings and
Profit-Sharing Plan and The Lincoln National Life
Insurance Company Agents' Savings and Profit-Sharing Plan with respect to shares allocated to individual accounts under these plans. To the extent that account information is the same, participants in one or more of the plans who are also shareholders of record will receive a single card representing all shares. If a plan participant does not return a proxy/direction card to the Corporation, the trustees of the plan in which shares are allocated to the participant's individual account will vote such shares in proportion to shares for which directions have been received.

Approval by the shareholders at the annual meeting of the minutes of the previous annual meeting will not constitute approval of any of the matters referred to in such minutes.
The Board has no information that items other than those contained in the "Notice of Annual Meeting" will be brought before the meeting. For requirements applicable to shareholder proposals, please see "Shareholder Proposals" on page 28. If, however, other matters are presented, holders of proxies given pursuant to this Proxy Statement will vote the shares in the interest of the Corporation and in accordance with their best judgment.

<PAGE 3>
            SHAREHOLDERS ENTITLED TO VOTE AND
                    SHARES OUTSTANDING

Only shareholders of record at the close of business on March 15, 1996, will be entitled to vote at the meeting.
As of that date, there were 104,282,125 shares of capital stock of the Corporation issued, outstanding and entitled to vote as follows: 104,242,266 shares of Common Stock;
39,859 shares of $3.00 Cumulative Convertible Preferred
Stock, Series A.  Each share is entitled to one vote.

                VOTES NECESSARY FOR QUORUM
                 AND ADOPTION OF PROPOSALS

Quorum - The Corporation is domiciled in the state of Indiana. A majority of all outstanding voting shares constitutes a quorum. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting or any adjournment.

Votes Necessary to Adopt Proposals - A plurality of the votes cast is required for the election of directors.

              ITEM 1 - ELECTION OF DIRECTORS

Proxies will be voted for nominees listed below unless the shareholder giving the proxy withholds such authority.
Mr. Leo J. McKernan resigned from the Board August 9, 1995, and Mr. Roel Pieper has been nominated to fill the vacancy.
It is intended that shares represented by proxies will be voted for J. Patrick Barrett, Thomas D. Bell,
Jr., Daniel R. Efroymson, Roel Pieper and Ian M. Rolland for terms expiring in 1999.

All nominees, except Mr. Pieper, presently are serving as directors of the Corporation. All nominees have agreed to serve if elected; however, if any nominee is unable or declines to serve as a director at the time of the annual meeting or any meeting resulting from an adjournment thereof (an event not now anticipated), proxies will be voted for the election of a qualified substitute nominee, or the size of the Board may be reduced.

<PAGE 4>

                 NOMINEES FOR DIRECTOR
              (Terms expiring in May 1999)

NAME AND POSITION           DIRECTOR   PRINCIPAL OCCUPATION AND       OTHER
WITH THE CORPORATION   AGE  SINCE      FIVE YEAR EMPLOYMENT HISTORY   DIRECTORSHIPS

J. PATRICK BARRETT
Director               59   1990       Chairman and Chief Executive   None
                                       Officer of CARPAT Investments,
                                       a private investment company

THOMAS D. BELL, JR.
Director               46   1988       President and Chief Executive  None
                                       Officer of Burson-Marsteller
                                       Worldwide, a perceptions
                                       management firm (previously,
                                       Vice-Chairman, Gulfstream
                                       Aerospace Corporation; Vice-
                                       Chairman, Chief Operating
                                       Officer and Director,
                                       Burson-Marsteller Worldwide)

DANIEL R. EFROYMSON
Director               54   1993       President, Treasurer and       NBD Bank, N.A.
                                       Director, Real Silk            Indiana
                                       Investments, Inc., a
                                       closed-end investment
                                       company, First Vice
                                       President and Director,
                                       Moriah Fund, Inc., a private
                                       foundation

ROEL PIEPER
Director               39   ----       President, Chief Executive      General Magic,
                                       Officer and Director of         Inc.,
                                       Tandem Computers, Inc., a       Veritas Software
                                       manufacturer of computer        Corporation
                                       hardware, servers and networks
                                       (previously, President and
                                       Chief Executive Officer, UB
                                       Networks, Inc.; President
                                       and Chief Executive Officer,
                                       AT&T Unix Systems Laboratories)

IAN M. ROLLAND
Chairman of the
Board, Chief
Executive Officer
and Director           62   1975       Chairman of the Board and        Tokheim Corp.,
                                       Chief Executive Officer of       NIPSCO Industries,
                                       the Corporation (previously,     Inc., Norwest
                                       President of the Corporation;    Corporation
                                       Chairman of the Board, Chief
                                       Executive Officer and President
                                       of The Lincoln National Life
                                       Insurance Company, a wholly-
                                       owned life insurance subsidiary
                                       of the  Corporation)



<PAGE 5>

                DIRECTORS CONTINUING IN OFFICE
                 (Terms Expiring in May 1998)

NAME AND POSITION            DIRECTOR  PRINCIPAL OCCUPATION AND         OTHER
WITH THE CORPORATION   AGE   SINCE     FIVE YEAR EMPLOYMENT HISTORY     DIRECTORSHIPS
EARL L. NEAL
Director               67   1985        Attorney at Law, Earl L.        Chicago Title and
                                        Neal & Associates               Trust Company,
                                                                        Chicago Title
                                                                        Insurance Company,
                                                                        Peoples Energy
                                                                        Corporation, First
                                                                        Chicago NBD
                                                                        Corporation, The
                                                                        First National Bank
                                                                        of Chicago

JOHN M. PIETRUSKI
Director               63   1989        Chairman, Texas Biotechnology   Hershey Foods
                                        Corporation, a research and     Corporation,
                                        development company             General Public
                                                                        Utilities
                                                                        Corporation,
                                                                        McKesson Corp.

GORDON A. WALKER
Director               68   1982        Chairman and Chief Executive    Turner Corporation
                                        Officer, Hollinee Inc., a
                                        privately-held holding company

GILBERT R. WHITAKER, JR.
Director               64   1986       Professor of Business Economics, Handleman Company
                                       School of Business               Johnson Controls,
                                       Administration, University of    Inc., Structural
                                       Michigan (previously, Provost    Dynamics Research
                                       and Executive Vice President of  Corp.
                                       Academic Affairs, University
                                       of Michigan)


<PAGE 6>

                     DIRECTORS CONTINUING IN OFFICE
                     (Terms Expiring in May 1997)

NAME AND POSITION             DIRECTOR  PRINCIPAL OCCUPATION AND         OTHER
WITH THE CORPORATION    AGE   SINCE     FIVE YEAR EMPLOYMENT HISTORY     DIRECTORSHIPS
ROBERT A. ANKER
President, Chief
Operating Officer and
Director                54    1992      President and Chief Operating    Fort Wayne
                                        Officer of the Corporation and   National Corporation
                                        Chairman of the Board and Chief
                                        Executive Officer of The
                                        Lincoln National Life
                                        Insurance Company, a wholly-owned
                                        life insurance subsidiary of
                                        the Corporation (previously,
                                        President and Chief Operating
                                        Officer, The Lincoln National
                                        Life Insurance Company;
                                        Chairman and President,
                                        American States Insurance
                                        Company, a wholly-owned
                                        property/ casualty
                                        insurance subsidiary of
                                        the Corporation)

HARRY L. KAVETAS
Director                58    1990      Executive Vice President         Caliber System, Inc.
                                        and Chief Financial
                                        Officer, Eastman Kodak
                                        Company (previously, Vice
                                        President, International
                                        Business Machines
                                        Corporation, an
                                        information/ handling
                                        systems, equipment and
                                        services company;
                                        President, IBM Credit
                                        Corporation, a finance
                                        company that finances IBM
                                        products and services for
                                        IBM customers)

M. LEANNE LACHMAN
Director                 53   1985      Managing Director,               Chicago Title and
                                        Schroder Real Estate             Trust Company,
                                        Associates, a national           Chicago Title
                                        real estate investment           Insurance Company,
                                        management firm; Managing        Liberty Property
                                        Director, Schroder               Trust
                                        Mortgage Associates, a
                                        national commercial
                                        mortgage investment firm

JILL S. RUCKELSHAUS
Director                 59   1975      Director, Seattle First	         Sea-First Corporation
                                        Bank Corporation;
                                        Director, Price-Costco,
                                        Inc. (previously,
                                        Consultant, William D.
                                        Ruckelshaus Associates,
                                        environmental consultants)


<PAGE 7>
             SECURITY OWNERSHIP OF DIRECTORS,
             NOMINEES AND EXECUTIVE OFFICERS

The Corporation encourages all employees to own shares of its Common Stock and has established share ownership guidelines for its officers. These guidelines were established in 1993, and officers are expected to meet them within 5 years. Officers are expected to achieve stock ownership equivalent to the following multiples of their base salary: chief executive officer - 8 times, chief operating officer - 7 times, executive vice presidents -
6 times, senior vice presidents - 4 times, vice presidents - 2 times, and officers below vice president - 1 times. Similarly, directors are expected to achieve stock ownership of 5 times their annual retainer within a period of 5 years. The Corporation has two classes of equity securities, Common Stock and Preferred Stock. None of the persons listed below owns Preferred Stock. The following table shows the number of shares of the Corporation's Common Stock (as of March 15, 1996) and stock units (as of March 29, 1996) beneficially owned by directors, nominees for director, and named executive officers individually and all directors and executive officers as a group.

NAME                AMOUNT OF COMMON   STOCK UNITS      TOTAL OF
                    STOCK AND NATURE                    COMMON STOCK
                    OF BENEFICIAL                       AND STOCK UNITS
                    OWNERSHIP<F1,2>

Robert A. Anker          152,347         29,253           181,600
J. Patrick Barrett         4,651          1,340             5,991
Thomas D. Bell, Jr.        1,351            684             2,035
Jon A. Boscia             94,804            827            95,631
Daniel R. Efroymson    1,001,047          1,250         1,002,297
Jack D. Hunter           100,731            557           101,288
Harry L. Kavetas           1,251          1,628             2,879
M. Leanne Lachman          1,651          2,771             4,422
F. Cedric McCurley        80,865            788            81,653
Earl L. Neal               1,878          5,091             6,969
Roel Pieper                    0              0                 0
John M. Pietruski          2,878          1,996             4,874
Ian M. Rolland           321,319         59,440           380,759
Jill S. Ruckelshaus        2,651             36             2,687
Gordon A. Walker           1,493          4,188             5,681
Gilbert R.Whitaker,Jr.     2,878          3,220             6,098

Directors and Executive
Officers as a group-
24 persons             1,995,292        122,208         2,117,500

<PAGE 8>

<F1> Each of these amounts represents less than 1% of the
outstanding shares of the Corporation's Common Stock as of March 15, 1996. As to shares beneficially owned, each person, other than Mr. Efroymson, has sole voting and investment power except that the following persons each share voting and investment power with another person as to the number of shares indicated: Mr. Anker, 4,000 shares;
Mr. Boscia, 2,000 shares; Mr. Hunter, 16,294 shares;
Mr. McCurley, 1,000 shares;  Mr. Rolland, 10,696 shares;
and Ms. Ruckelshaus, 200 shares. In addition, the following persons have sole voting power (and no investment power) as to the number of shares indicated:
Mr. Anker, 16,831 shares;  Mr. Barrett, 651 shares;
Mr. Bell, 651 shares;  Mr. Boscia, 20,265 shares;
Mr. Hunter, 16,376  shares; Mr. Kavetas, 651 shares;
Ms. Lachman, 651 shares; Mr. McCurley, 16,089 shares;
Mr. Neal, 878 shares; Mr. Pietruski, 878 shares;
Mr. Rolland, 32,845 shares; Ms. Ruckelshaus, 651 shares;
Mr. Walker, 878 shares; Dr. Whitaker, 878 shares. Of the shares reported for Mr. Efroymson, he has sole voting and investment power with respect to 4,430 shares, shared voting and investment power with respect to 995,966 shares, and sole voting power with respect to 651 shares.
Of the shares reported for Mr. Efroymson, 422,660 shares are held in various trusts and 577,736 are held by Moriah
Fund, Inc., a private foundation of which Mr. Efroymson is First Vice President and a director. Mr. Efroymson disclaims beneficial ownership of all but 5,081 shares.

<F2> This table includes the following shares which are
subject to acquisition within 60 days by the exercise of outstanding stock options: Mr. Anker, 110,250 shares;
Mr. Boscia, 62,750 shares; Mr. Hunter, 46,000 shares;
Mr. McCurley, 52,150 shares; and Mr. Rolland, 219,250 shares.

                    SECURITY OWNERSHIP
               OF CERTAIN BENEFICIAL OWNERS


The table below sets forth the names of persons known to the Corporation to be the beneficial owners of more than 5% of its Common and Preferred Stock. The amounts are reported as of January 19, 1996 in the case of The
Dai-ichi Mutual Life Insurance Company and December 29,
1995 in the case of Capital Guardian Trust Company and Capital Research and Management Company.


                     SECURITY OWNERSHIP
               OF CERTAIN BENEFICIAL OWNERS

Title of        Name and Address of     Amount and Nature of    Percent
Class           Beneficial Owner        Beneficial Ownership    of Class
Common          The Dai-ichi Mutual     7,811,468 shares - sole 7.5%
                Life Insurance Company  voting and sole
                13-1, Yurakucho         dispositive power of
                1 - Chome               all shares
                Chiyoda-ku
                Tokyo 100, Japan

Common          Capital Guardian Trust  8,251,660 shares        7.9%
                Company and Capital     sole dispositive
                Research and            power - 8,251,660
                Management Company,     shares
                operating subsidiaries  sole voting power -
                of The Capital Group    1,660 shares
                Companies, Inc.
                (formerly, The Capital
                Group, Inc.)
                333 South Hope Street
                Los Angeles, California
                90071


<PAGE 9>

          COMPENSATION OF DIRECTORS, ATTENDANCE,
              COMMITTEES AND COMPLIANCE WITH
         SECTION 16(a) OF THE SECURITIES EXCHANGE
                        ACT OF 1934


COMPENSATION OF DIRECTORS

Directors of the Corporation who are not employees of the Corporation or a subsidiary ("non-employee directors") of the Corporation are paid retainer and meeting fees that approximate the median for similar companies. Non-employee directors of the Corporation were paid an annual retainer at a rate of $30,000 (prior to July 1, 1995, $24,000)
plus a fee of $1,100 for each Board and Board committee meeting attended in 1995. The Corporation reimburses directors, and on some occasions their spouses, for reasonable travel expenses incurred in attending Board and Board committee meetings.

During 1995, the Board endorsed all six "Best Practices" recommended in the Report of the Blue Ribbon Commission on Director Compensation of the National Association of Corporate Directors. As a part of this endorsement, the Board has determined that the philosophy and process used to determine director compensation at the Corporation are that (1) at least one-third of each director's compensation should be in Common Stock or phantom stock units; (2) directors will not be eligible for defined benefit pensions to avoid the appearance of employee-like tenure or compromised independence; and
(3) directors are expected to achieve stock ownership of 5 times their annual retainer. The Corporation had already taken steps to increase the non-employee directors' financial interests in the Corporation through the establishment of the 1993 Stock Plan for Non-Employee
Directors (the "Stock Plan").  The establishment of the
Directors' Value Sharing Plan (the "DVSP") increases this equity base.

Under the Stock Plan, one-fourth of the annual retainer of $30,000 as well as 100% of amounts in excess of $30,000, is converted, each July 1, into restricted shares of the Corporation's Common Stock. In addition, on the July 1 following the date a non-employee director commences a new three-year term, such director receives an additional award of restricted shares equal to $10,000 (rounded up to the nearest whole share). The restrictions on all Common Stock issued to directors will lapse on the earliest of the non-employee director's death, disability or retirement as a director at age 70; however, the full Board may by a majority vote vest such shares on termination. In recognition of his past services, the Board voted to pay
Mr. McKernan $27,347.

Under the DVSP, which was effective January 1, 1996, the non-employee directors are eligible to receive bonus and service awards. The bonus is based on total shareholder return of the Corporation compared to a group of 14 peer companies over a three-year period. For 1996, the award will be based on the one year performance of the following companies compared to the Corporation: Allstate Insurance Companies, American General Corporation, CIGNA Corporation, First Colony Insurance Company, Provident
Life and Accident Insurance Company of America,
Providian Corporation, ReliaStar, SAFECO Corporation, The Equitable Companies, Inc., Torchmark Corporation, Transamerica Corporation, Travelers Inc., USF&G Corporation, and US LIFE Corporation. The award ranges from $0, if the Corporation's total shareholder return is not above the median, to $41,000 if the Corporation's total shareholder return is the best. This bonus is credited to a non-qualified deferred compensation account which is invested in phantom units of the Corporation's Common Stock. The amount of bonus that would have been credited in 1995 if the Plan was fully implemented for the 1993-1995 cycle

<PAGE 10>

would have been $10,880, based on 67th percentile of the Peer Group (as shown on page 27) for total shareholder return. Under the service award portion of the DVSP, each non-employee director will receive an award(s) of phantom units of the Corporation's Common Stock to achieve a Level
Funding amount required to fund, in quarterly amounts, a lump sum payable at age 70 of .185 of the annual retainer in effect at retirement, multiplied by the number of quarters in the Calculation Period (a period of the lesser of 40 calendar quarters or actual quarters served as a director) credited to an account in phantom common stock.
The amount of the award is based on an actuarial calculation using an interest rate of 7.5%. So long as total shareholder return equals or exceeds 7.5%, the non-employee director's account balance when they retire at age 70 will approximate the amount they would have received under the directors' retirement plan. In determining the awards, increases or decreases in the value of the phantom units shall not be considered. Current non-employee directors who elect to participate in the DVSP shall continue to be eligible for a death benefit.
In the event of a director's death prior to retirement or age 70, an additional amount shall be credited to the account so that the account value equals the lump sum death benefit that would have been payable under the terms of the directors' retirement plan described below. The DVSP will replace the retirement plan for people who first become directors after the DVSP's adoption, and its adoption canceled all rights and obligations of the Corporation to current non-employee directors who elect to become eligible for service awards under the DVSP.

Current non-employee directors who do not elect to participate in the DVSP service award will continue to be eligible for retirement benefits. The annual benefit payable to a director is .833% of the director's retainer during the last year he/she was a director multiplied by the number of months of service (with a maximum of 120 months). The benefit is payable either in a single lump sum or monthly beginning at the later of age 65 or when the director retires from the Corporation's Board. In the event of a director's death prior to the commencement of retirement benefits, a death benefit is paid to a beneficiary. Directors who became participants in the service award portion of the DVSP may elect to have the value of their retirement benefits converted to an amount as follows: Mr. Barrett, $68,938; Mr. Bell, $34,226;
Mr. Efroymson, $27,411; Mr. Kavetas, $65,305; Ms. Lachman, $64,925; Mr. Neal, $190,951; Mr. Pietruski, $103,239;
Ms. Ruckelshaus, $100,803; Mr. Walker, $193,264;
Dr. Whitaker, $148,249.

Non-employee directors may defer their annual retainer and fees under either a plan by which the amounts deferred, together with interest based on U.S. Treasury bonds, are paid to the director in monthly installments over a ten-year period, a lump sum after the director has ceased to be a director, or in phantom stock units which mirror the performance of the Corporation's Common Stock under the 1993 Stock Plan and which are paid in Common
Stock of the Corporation or in cash upon the director's retirement.

ATTENDANCE

The Board held five regularly scheduled meetings and five special meetings during 1995. All directors, except
Mr. McKernan, attended 75% or more of the aggregate meetings of the Board and Board committees which he or she was eligible to attend. The Corporation believes attendance at meetings is only one criterion for judging the contribution of individual directors, and all directors have made substantial and valuable contributions to the management of the Corporation.

<PAGE 11>

COMMITTEES

The Board currently has four standing committees (i.e., committees composed entirely of Board members): the Audit
Committee, the Compensation Committee, the Development
Committee and the Directors and Nominations Committee.

Audit Committee

The members of the Audit Committee are: Earl L. Neal
(Chairperson), J. Patrick Barrett, Thomas D. Bell, Jr.,
Daniel R. Efroymson, Harry L. Kavetas, Jill S. Ruckelshaus and Gilbert R. Whitaker, Jr. During 1995 the Audit
Committee met seven times. The principal functions of the Audit Committee are: (1) to review audits of the consolidated financial statements of the Corporation performed by independent auditors, (2) to confer with the independent auditors and officers of the Corporation regarding accounting and financial statement matters,
(3) to recommend to the Board the selection, retention, or termination of the independent auditors, (4) to review the Corporation's accounting and auditing procedures and
(5) to perform such other related functions as are necessary and desirable.

Compensation Committee

The members of the Compensation Committee are: John M. Pietruski (Chairperson), Thomas D. Bell, Jr., Earl L. Neal, Jill S. Ruckelshaus and Gordon A. Walker. The Compensation Committee held six meetings during 1995. No member of the Compensation Committee is an officer or employee of the Corporation. The functions of the Compensation
Committee relate to compensation of officers and key personnel and include: (1) reviewing and conferring on the selection and development of officers and key personnel,
(2) selecting and recommending to the Board for approval candidates for chairman of the board and chief executive officer, (3) establishing salaries for Executive Officers and approving salaries for other officers and key personnel, (4) approving the payment of bonuses, both discretionary and contractual, for officers and key personnel, (5) approving employment contracts and agreements for officers and key personnel, (6) recommending to the Board the establishment of employee and officer retirement, group insurance and other benefit plans,(7) approving modifications to employee benefit plans if all such modifications, according to actuarial estimates, do not in the aggregate have a present value cost in excess of $10 million for the five calendar years after the effective date of such modifications, (8) administering those benefit plans of the Corporation designed to comply with the disinterested administration provisions of Rule 16b-3(c) under the Securities Exchange Act of 1934 and (9) such other related functions as are necessary or desirable.

Development Committee

The members of the Development Committee are: M. Leanne Lachman (Chairperson), Robert A. Anker, J. Patrick Barrett, Daniel R. Efroymson, John M. Pietruski and Ian M. Rolland. During 1995 the Development Committee met six times. The Development Committee generally has authority to authorize the following transactions and expenditures having a value greater than $5 million and less than or equal to $10 million: (1) acquisitions or divestitures of companies, assets or blocks of business, mergers, strategic investments and joint ventures, (2) capital commitments or expenditures for leases and asset purchases,(3) sale of an equity interest in a company, (4) purchases by the Corporation or its affiliates of securities issued by the Corporation or any of its affiliates and issuance of securities by the Corporation or any of its affiliates,(5) acquisitions or dispositions of information

<PAGE 12>
systems development projects and (6) such other transactions as the chief executive officer may elect to refer to the Committee. The Development Committee also has authority to authorize capital transactions (excluding dividends) between affiliates having a value greater than $40 million and less than or equal to $100 million.

Directors and Nominations Committee

The members of the Directors and Nominations Committee are:
Gilbert R. Whitaker, Jr. (Chairperson), Harry L. Kavetas,
M. Leanne Lachman, Ian M. Rolland, and Gordon A. Walker.
During 1995 the Directors and Nominations Committee met four times. The functions of the Directors and Nominations
Committee include: (1) the nomination of directors for election by shareholders, (2) the nomination of directors to fill vacancies, (3) the compensation and reimbursement of directors, (4) the retirement policy and benefit plans for directors , (5) the determination of the size of the Board, (6) review and confer on the selection of members of Board committees and (7) develop governance principles which guide the Board in the conduct of its business.

Although the Directors and Nominations Committee does not solicit shareholder suggestions regarding nominees for director to be proposed by the Board, it will consider such recommendations if they are made. Recommendations regarding nominees for director to be proposed by the Board, along with relevant qualifications and biographical material, should be sent to the Secretary of the Corporation.

Nominations for directors to be proposed by a shareholder at a shareholders' meeting must comply with the provisions of the Corporation's Bylaws (See Shareholder Proposals on page 28).

COMPLIANCE WITH SECTION 16(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Under the securities laws of the United States, the Corporation's directors, its executive officers (which include all the Named Executive Officers shown on the Summary Compensation Table on page 19), and any persons holding more than ten percent of a class of its equity securities ("Reporting Persons") are required to report their initial ownership of such securities and any subsequent changes in that ownership to the Securities and Exchange Commission (SEC) and the New York Stock
Exchange on Forms 3, 4 and 5. All Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all Forms 3, 4 and 5 they file. Specific due dates for these reports have been established, and the Corporation is required to disclose in this proxy statement any failure during 1995 to file by these dates.
All of these filing requirements were satisfied. In making these disclosures, the Corporation has relied solely on written representations of the Reporting Persons and copies of the reports that were filed with the SEC.

<PAGE 13>

                  EXECUTIVE COMPENSATION

               COMPENSATION COMMITTEE REPORT

Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC"), the "Compensation Committee Report" shall not be deemed to be filed with the SEC for purposes of the Securities
Exchange Act of 1934, nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Corporation under the Securities Exchange Act of 1934 or the Securities
Act of 1933 as amended.

Following is the report of the Compensation Committee of the Board of Directors regarding compensation of executive officers:

The Corporation's executive compensation programs are administered by the Compensation Committee
(the "Committee"), a committee of the Board of Directors comprised exclusively of non-employee directors.
The Committee approves payment amounts and award levels for the Corporation's officers and key personnel including payments under plans approved by the Board of Directors.
The Committee's decisions assist the Corporation in attracting and retaining the highest caliber executives while providing appropriate compensation programs that reinforce the attainment of superior financial results for the benefit of the shareholders, customers, employees and communities in which the Corporation operates. None of these non-employee directors have any interlocking or other relationships that would call into question their independence as Committee members.

The Corporation has been tracking its corporate performance versus that of a selected group of specialty and multi-line insurance companies since 1989. This group of peer companies, which has operating and market characteristics similar to the Corporation's, currently includes 14 insurance companies. The Corporation's size in total assets and annual revenue is above the median of this group of companies. These are the same companies listed on the Performance Graph on page 27, and are hereafter referred to in this report as the "Peer Group." The Compensation
Committee annually reviews and approves the companies that comprise the Peer Group.

The Corporation's primary objective is to maximize long-term shareholder value creation. To accomplish this objective, the Corporation has adopted a comprehensive business strategy. The overall goal of the Committee is to develop executive compensation policies which are consistent with and linked to the Corporation's strategic business objectives.

The Corporation's executive compensation program has been designed to provide a direct link between executive pay and the Corporation's financial performance (as more specifically described below) and total long-term shareholder return, both relative to the Peer Group.
Consistent with this objective, the Committee establishes performance criteria and incentive targets, evaluates actual performance against this criteria and determines actual incentive awards.

TOTAL COMPENSATION PRINCIPLES

There are key principles to which the Committee adheres in structuring the compensation program for its key executives. They are as follows:

<PAGE 14>

	Long-Term and At-Risk Focus: The majority of compensation for Executive Officers is long-term and at-risk, to focus management on the long-term interests of shareholders. Less emphasis is placed on annual compensation.

   	Equity Orientation: Stock-based plans comprise a significant part of an Executive Officer's compensation. This is to instill ownership thinking and to more closely link compensation to long-term shareholder return. Consistent with this philosophy, the Corporation requires officers to meet certain share ownership guidelines.

	Management Development: Compensation opportunities are structured to attract and retain those individuals who can maximize the creation of shareholder value. The compensation structure facilitates the Corporation's philosophy of developing and retaining leaders.

	Competitiveness: Base pay will be competitive with selected companies within the Corporation's market.
	Total direct compensation, however, will be below average for average or below average financial performance but will be in the top quartile for top quartile financial performance. The market to which we compare includes the Peer Group as well as other companies in our industry. The development of at-risk pay policies is driven more by corporate strategy than by competitive pay practice.

Guided by these principles, the Committee began to restructure the total compensation approach for key executives in 1989 and has utilized these key principles in the design and administration of the executive compensation program. Recognizing that many factors bear on corporate performance, the Committee believes that the structure of the executive compensation approach implemented in 1989 encourages the creation of shareholder value over the long term.

EXECUTIVE COMPENSATION STRATEGY

The primary components of executive compensation used by the Committee are:

                   Base pay
                   Long-term incentives
                   Benefits

These components are structured to meet varying business objectives and to cumulatively provide a level of total compensation opportunity that compares favorably to levels of total compensation offered by other successful companies in our business. Annual incentives were eliminated beginning in 1992 and thereafter making the long-term incentive opportunity the only variable component of total compensation. Top tier performance by the Corporation will result in total compensation that exceeds the average of our industry. For example, if our performance is in the top quartile, total compensation will also be in the top quartile. Alternatively, performance levels at or below the average will result in below average total compensation.

COMPONENTS OF EXECUTIVE COMPENSATION AND DISCUSSION OF
CEO'S 1995 COMPENSATION

Following is a discussion of the components of the executive compensation program along with a specific discussion of decisions regarding Mr. Rolland's 1995 compensation.

<PAGE 15>

Base Pay

The Corporation's executive base pay bands, including the pay band for the Chief Executive Officer, are established to be fully competitive with a group of specialty and multi-line insurance companies (including but not limited to the Peer Group) adjusted for differences in assets and revenues. These pay bands were established by using methodology and data provided and developed by independent compensation consulting firms.

The Committee emphasizes long-term compensation in the total compensation strategy for Executive Officers rather than increases in base pay. Accordingly, it is expected that once base pay reaches fully competitive levels, future increases in base pay will occur at frequencies ranging from 12 to 30 months. The frequency depends upon individual performance, pay competitiveness and length of service.

Base pay increases in 1995 for all Executive Officers, including the Named Executive Officers, were based on individual and business performance. Also, selective adjustments were made as necessary to assure that base salaries were competitive with our defined market. The
1995 average base salary increase for the Executive Officers, including the Named Officers, was 7.5%. The increase in Mr. Rolland's base pay for 1995 was 4.3% and was effective on July 10, 1995. The primary factors that support the level of Mr. Rolland's salary are his continued success in leading the implementation of the Corporation's business strategy, as evidenced by the 1994 divestiture of Security-Connecticut Life Insurance Company and majority interest in EMPHESYS Financial Group and the purchase of Delaware Management Holdings, Inc., a Philadelphia based company, Laurentian Financial Group PLC, and Liberty Life Assurance Company, Limited, both United Kingdom companies. His salary is also supported by the recent successful implementation of the Corporation's Shared Values, executive management development and diversity programs, and primarily, the sustained above average growth in long-term total shareholder return as compared to our peers.

Long-term Incentives

Long-term incentives comprise the largest portion of total compensation for Executive Officers. These incentives are provided through annual grants of Stock Options and the Executive Value Sharing Plan ("EVSP"). The Committee has the authority to convert cash payments from the EVSP awards into restricted stock, thus creating three forms of long-term incentives utilized for key executives: stock options, restricted stock and cash awards. In any given year, an executive may receive a combination of all or some of these incentives, depending on circumstances such as individual and corporate performance. The objective of both the stock option grants and the conversion of long-term cash incentives to restricted stock awards is to motivate executives to make changes in the Corporation that will enhance long-term total return to shareholders.

During the three-year performance cycle of 1993 through 1995, the Corporation performed at the 67th percentile of the Peer Group for total shareholder return.

For 1995, approximately three-fourths of the value of Mr.
Rolland's and the other Named Executive Officers' total compensation was variable. This total variable portion was comprised of long-term incentives which are based on long-term corporate financial performance and the Corporation's Common Stock performance relative to the Peer Group as discussed above. The long-term incentive plans are discussed below:

Stock Options: Stock option grants provide the opportunity to purchase shares of the Corporation's
Common Stock at fair market value (the average of the high and low trading prices

<PAGE 16>
on the day preceding the date of grant). The objective of these grants is to increase executive officers' equity interest in the Corporation and to allow them to share in the appreciation of the Corporation's Common Stock.
Stock options only have value for the executive officers if the stock price appreciates in value from the date the options are granted. Each stock option becomes exercisable in four annual installments beginning on the first anniversary of grant and has a ten-year term.
The Committee has typically granted stock options each year to executive officers at its May meeting. The option grants cover shares of Common Stock authorized under shareholder-approved plans. Over 440 employees across the Corporation received option grants in 1995.

Executives are encouraged to hold shares received upon the exercise of the options, linking their interests to those of share owners. In fact, executives who sell shares prior to reaching the share ownership guidelines
(discussed on page 17) may have future stock option awards reduced or eliminated. Mr. Anker has not sold any shares of Common Stock since becoming an Executive Officer, and Mr. Rolland has only sold shares once in the past 25 years
(except in connection with the exercise of stock options to acquire additional shares of company stock).

In granting stock options to Executive Officers, including the Named Executive Officers, the Committee takes into account the executive's level of responsibility and individual contribution. In addition, the Committee considers the practices of other companies as verified by external surveys, shares of Common Stock owned by the individual, and total compensation objectives. The
Committee does consider the amounts and terms of prior option grants as an important component in achieving a competitive total compensation package. Mr. Rolland was awarded a grant of 39,000 stock options at the then fair market price of $42.63 per share on May 10, 1995.
The Committee based Mr. Rolland's award on the Corporation's 1992 - 1994 performance at the 68th percentile for increase in book value and at the 86th percentile for total shareholder return compared to the Peer Group. Further, the Committee's award was based on Mr. Rolland's leadership in the development and implementation of the business strategy as evidenced in the public offerings of Security-Connecticut Life
Insurance Company and EMPHESYS Financial Group, Inc.
(Employers Health Insurance) and the purchase of Delaware
Management Holdings, Inc., a Philadelphia based company,
Laurentian Financial Group PLC, and Liberty Life Assurance
Company, Limited, both United Kingdom companies.

Executive Value Sharing Plan ("EVSP"): In May 1994 the shareholders of the Corporation approved the amended and restated EVSP so that awards made by the Committee to the Named Executive Officers for Performance Cycles beginning in 1994 might not be subject to the one million dollar limit on deductibility that was enacted by the Omnibus
Budget Reconciliation Act of 1993 ("OBRA 1993"). Under the EVSP, participants are awarded bonuses only if specified performance objectives are attained. The amount of these awards depends on the Corporation's or a designated business segment's performance over three-year "Performance Cycles" relative to the performance of other companies contained in a designated peer group.
A new three-year cycle begins each year. The Committee selects the participants, establishes the performance goals or formula for measuring the Corporation's or a business segment's performance, determines the peer groups, establishes the maximum amounts which can become payable, certifies the extent to which such performance goals or formulas have been attained, and determines the actual award. The Committee does not have the authority to increase an award above the maximum set by the formula nor can the formula for a specific Performance Cycle be changed, once it has begun. Consistent with proposed regulations interpreting this OBRA 1993 limit, the Committee adopted the formula for the 1996 - 1998 Performance Cycle for the Named Executive Officers including the Chief Executive Officer. The Committee set the target EVSP award levels for Mr. Rolland for the 1996 - 1998 Performance Cycle at 0% for average or below average performance as compared to a peer group established for that cycle, and a maximum of $2,330,000 for the 75th percentile

<PAGE 17>

performance, and $4,100,000 if the Corporation is the number one company in the peer group. The peer group for the 1996-1998 cycle, includes all the companies listed on page 21. Effective in 1996, First Colony Insurance
Company will replace Aetna Life and Casualty. The formula is based on the book value of each company adjusted for unrealized gains (losses) and securities as defined in the formula. These targets were set for Mr. Rolland and all of the executive officers based on level of responsibility, job description and job complexity, and on the results of an annual report prepared by an independent compensation consulting firm. This report (which gathered information on 1995 compensation) includes the results of surveys of compensation levels of executive officers at a group of 38 companies similar to the Corporation in complexity and size.

For the performance cycle ended in 1995, the 1993 - 1995
Performance Cycle, performance information on the Peer
Group (which is the same as the companies on the
Performance Graph on page 27 except for 1994 and 1995
when Kemper Corporation was replaced by The Equitable
Companies, Inc. and Allstate replaced Continental Corp.
for 1995) is not available until the end of April, 1996;
therefore, the award to Mr. Rolland, the Named Executive
Officers and all executive officers cannot be determined
until after the date of this proxy statement. It will be
disclosed in the Committee report in the 1997 proxy
statement.   The award for the 1992 - 1994 performance
cycle was determined in May, 1995. Under the formula produced award for this performance cycle, 70% of the participants in the EVSP would have been paid below market.
Therefore, the Committee increased awards to market levels appropriate to the level of performance; however, these increases were paid in restricted shares of Common
Stock of the Corporation. The formula produced an award for Mr. Rolland of $1.32 million. This award was evenly divided into a cash payment and restricted phantom units which were at a per share price of $37.29 (average closing price of LNC Common Stock on 12/31/94, 1/31/95 and 2/28/95). The value of the award in excess of that produced by the formula was $128,000 and was totally paid in restricted phantom units. The total value of the award (after conversion to phantom units, including the cash payment) was $1.56 million. Because the cash payment to Mr. Rolland was under the EVSP formula which was in place for performance cycles beginning before 1994, when shareholders approved the plan, it is not deductible by the Corporation. The Committee retains the option to exercise its discretion to award to Mr.
Rolland, and all named Executive Officers, all or a portion of his award in phantom units in the Corporation's
Common Stock rather than restricted stock. Such phantom units are payable to Mr. Rolland on a date not earlier than one year after his retirement; such amounts should be fully deductible by the Corporation.

Restricted Stock: Restricted stock awards were made to all of the Named Executive Officers in lieu of a cash payment for a majority of their award under the Executive
Value Sharing Plan in 1995. The shares awarded are typically restricted from sale or trade for three years after the end of the performance cycle for which they were granted, except in a situation relating to death or disability. During the period that the shares are issued but restricted, the executives may vote the shares.
In addition, at the time the restrictions lapse, compensation equal to the amount of dividends that would have been paid during the period the shares were restricted is paid to the executive. The Committee may also grant individuals restricted stock to recognize exceptional performance or in order to acquire or ensure retention of key executives.

Share Ownership Guidelines: The Committee endorses stock ownership by directors, executive officers and key personnel in the belief that stock ownership enhances the alignment of management and shareholder interests.
Further, the Committee endorses stock-based performance compensation arrangements as being essential in achieving this alignment. In support of achieving stock ownership, the Corporation has adopted the following guidelines. Officers are expected to achieve stock ownership equivalent to the following multiples of their base salary: chief executive officer - 8 times, chief operating officer
- - 7 times, executive vice presidents - 6 times, senior vice

<PAGE 18>

presidents - 4 times, vice presidents - 2 times, and officers below vice president - 1 times base salary.
These guidelines were established in 1993, and officers are expected to meet them within 5 years.

Benefits

Benefits offered to key executives serve a different purpose than do the other elements of total compensation.
In general, they provide a safety net for protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to key executives are largely those that are offered to the general employee population, with some variation, largely to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

Impact of OBRA 1994 on Executive Compensation Strategy

It is the responsibility of the Committee to address the issues raised by the Omnibus Budget Reconciliation Act
("OBRA"), which made certain "non-performance-based" compensation to certain executives of the Corporation in excess of $1,000,000 non-deductible to the Corporation.
To qualify as "performance-based" under OBRA, compensation payments must be made from a plan that is administered by a committee of outside directors and be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

The Committee has taken several steps to minimize the effect of this tax code provision on the amount of compensation to be paid to any of the Named Executive Officers listed on the Summary Compensation Table. The Corporation's 1986 Stock Option Incentive Plan was amended to place maximums on the amount of stock options awarded to any officer, and the Executive Value Sharing Plan was approved by shareholders in 1994. All stock options awarded under that plan and all awards under the EVSP plans beginning in 1997 will not count toward the one million dollar limit. In addition, instead of amounts being paid in restricted stock under the pre-shareholder approved EVSP formula, some officers receive these amounts as phantom stock units under a deferred compensation arrangement. Although the plans meet the necessary requirements to be deductible, the Committee may, in accordance with its powers, award discretionary bonuses to executives that are not deductible to recognize exceptional service or to correct below-market compensation. Should compliance with the million dollar limit conflict with the Committee's compensation philosophy, the Committee will act in accordance with that philosophy and in the best interests of shareholders. The Committee will continue to monitor the level of compensation paid to executive officers in order to take any steps which may be appropriate in response to the provisions of OBRA.

The Compensation Committee believes the executive compensation policies and programs serve the interest of the share owners and the Corporation. Pay delivered to the executives is intended to be linked to and commensurate with corporate performance. The Committee believes the performance of the Corporation validates this compensation philosophy.

                   John M. Pietruski, Chairperson
                   Thomas D. Bell, Jr.
                   Earl L. Neal
                   Jill S. Ruckelshaus
                   Gordon A. Walker

<PAGE 19>

SUMMARY ANNUAL AND LONG-TERM COMPENSATION

The Corporation's compensation program for executive officers for the fiscal year ended December 31, 1995 consisted primarily of salaries, bonuses, and other compensation. The numbers necessary to determine the amount of the awards under the Executive Value Sharing
Plan are not available and are not included for 1995 below, but will be included in next year's statement.
Shown below is information concerning the annual compensation for services in all capacities to the Corporation for the fiscal years ended December 31, 1995, 1994, and 1993 of those persons who were, at December 31, 1995 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Corporation (the "Named Executive Officers"):


                         SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION

                                ANNUAL COMPENSATION               AWARDS              PAYOUT
       (a)             (b)     (c)     (d)     (e)          (f)           (g)         (h)              (i)
                                                OTHER                     SECURITIES                  ALL
                                                ANNUAL       RESTRICTED   UNDERLYING  LTIP            OTHER
                                                COMPEN-      STOCK        OPTIONS/    PAYOUT(S)<F5>   COMPEN-
NAME AND PRINCIPAL              SALARY  BONUS   SATION<F1>   AWARDS<F2>     SARs                      SATION<F8>
POSITION                YEAR      ($)    ($)     ($)           ($)          (#)          ($)           ($)
IAN M. ROLLAND          1995    958,461  -0-       -0-           ---       39,000          9,773<F6>    71,432
Chairman and CEO of     1994    938,077  -0-     1,923             -0-     30,000      1,458,221<F7>   120,224
LNC                     1993    896,494  -0-    69,450       1,522,520     46,000        138,891       123,338

ROBERT A. ANKER         1995    534,038  -0-       -0-           ---       25,000          4,867<F6>    61,482
President and COO       1994    508,077  -0-       -0-             -0-     18,000        712,829<F7>    66,427
of LNC                  1993    467,648  -0-    24,107         778,146     24,000         69,146        61,315

JON A. BOSCIA
President and COO
of The Lincoln          1995    375,384  -0-       -0-          27,195<F3> 16,000         23,013<F6>    24,091
National Life           1994    359,422  -0-       104         293,303<F4> 15,000        299,575<F7>    38,565
Insurance Company       1993    353,032  -0-     2,845         536,913     15,000         82,950        54,374

F. CEDRIC McCURLEY
Chairman of             1995    370,425  -0-       350         102,684<F3> 14,000             -0-       35,758
American States         1994    352,000  -0-       164         205,580<F4> 14,000        179,825<F7>    49,916
Insurance Company       1993    345,340  -0-     6,389         373,082     15,000             -0-       55,574

JACK D. HUNTER
Executive Vice
President and           1995    314,231  -0-       -0-          22,293<F3> 11,000          3,077(F6>   21,295
General Counsel         1994    294,423  -0-       -0-         236,910<F4> 12,000        207,254<F7>   36,828
of LNC                  1993    279,231  -0-     2,912         477,401     11,000         85,025       42,236

<F1> The amounts included represent (a) amounts reimbursed
during the fiscal year for payment of taxes and (b) perquisites and other personal benefits if they exceed the lesser of $50,000 or 10% of the total of base salary and annual bonus for the Named Executive Officers.

<PAGE 20>

<F2> Represents the fair market value on the date of grant
of the award of restricted shares of Common Stock awarded under the Management Incentive Plan II for services rendered in 1993, and awarded under the Executive Value Sharing Plan for services rendered in 1993 and 1994. No dividends are payable on the restricted shares; however, when the restrictions lapse, a "dividend equivalency" bonus is paid. The restrictions on the shares awarded under the Management Incentive Plan II for the 1991-93 performance cycle lapsed on December 31, 1995. The restrictions on the shares awarded under the Executive Value Sharing Plan ("EVSP") lapse on the third anniversary of January 1 of the year next succeeding the applicable performance cycle. EVSP numbers for 1995 are not available at this time because financial information on peer group companies necessary to calculate these awards will not be available from all peer group companies until late April or early May, 1996. These EVSP awards will be included for the applicable year in next year's Proxy Statement. The restricted stockholdings, including restricted phantom shares, of the Named Executive Officers as of December 31,1995, are as follows: Mr. Rolland, 60,732 shares; Mr. Anker, 73,162 shares; Mr. Boscia, 31,627 shares;
Mr. McCurley, 22,245 shares and Mr. Hunter, 25,554 shares.
As of December 31, 1995, the number and value of the aggregate restricted stockholdings (including restricted phantom shares) of all employees of the corporation were 505,556 shares at $27,173,635.

<F3> The Compensation Committee also made the following
additional restricted stock awards to the Named Executive Officers so that the total award (EVSP and this award) was market based: Mr. Boscia, 638 shares; Mr. McCurley, 2,409 shares and Mr. Hunter, 523 shares. This award is included in 1995. Because of Section 162(m) of the Code, the awards to Messrs. Rolland and Anker were made in restricted phantom as reflected in the "LTIP Payout(s)" column and footnote 6. Once the 1993 - 1995 EVSP awards are determined, this number may increase to reflect this award.

<F4> The restricted stock awards for the 1992-1994 cycle,
made in May, 1995 and included for 1994, under the EVSP were as follows: Mr. Boscia, 6,881 shares; Mr. McCurley, 4,823 shares and Mr. Hunter, 5,558 shares.

<F5> The LTIP Payout represents dividend equivalencies paid
on the restricted stock awards that vested on December 31, 1994 and 1995 as well as cash payments under the EVSP.

<F6> This amount includes: (1) dividend equivalencies
which were paid in cash or credited to deferred compensation on restricted shares the restrictions on which lapsed on December 31, 1995, as follows: Mr. Rolland, $9,773;
Mr. Anker, $4,867 and Mr. Hunter, $3,077; and (2) the market adjustment to Messrs. Rolland's and Anker's
1994 EVSP awards which was credited as restricted phantom in 1995: $112,841 and $52,955, respectively.

<F7> This amount was increased from that shown in last
year's table as follows: (1) for the cash portion of the 1994 EVSP award Mr. Rolland, $661,240; Mr. Anker,
$338,844; Mr. Boscia, $256,600; Mr. McCurley, $179,825 and
Mr. Hunter, $207,254; and (2) for the 1992-1994 EVSP award that was credited to Messrs. Rolland's and Anker's deferred compensation accounts as restricted phantom units, $788,763 and $370,160, respectively.

<F8> Amounts included in the All Other Compensation column
are amounts contributed or accrued for the Named Executive Officers under the Corporation's Employees' Savings and Profit-Sharing Plan, the related supplemental savings plans and the dollar value of insurance premiums paid by the Corporation. The amounts contributed to the Profit-Sharing Plan and supplements for fiscal 1995 are as follows:
Mr. Rolland, $14,377; Mr. Anker, $8,011; Mr. Boscia, $5,631;
Mr. McCurley, $5,550 and Mr. Hunter, $4,713; however the Board is expected to determine the additional profit-sharing amount for 1995 at its May board meeting, and this amount will be disclosed in the 1996 Proxy Statement.
The amounts of insurance premiums for fiscal 1995 are as follows: Mr. Rolland, $55,328; Mr. Anker, $51,884;
Mr. Boscia, $16,954;  Mr. McCurley, $25,565 and Mr. Hunter,
$14,855.


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<PAGE 21>

                 LONG-TERM INCENTIVE PLANS

Beginning with 1994, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows deductions for "non-performance-based" compensation in excess of $1,000,000 paid to the executive officers who are listed in the Summary Compensation Table for the tax year in which the Corporation would be entitled to the deduction. The Corporation adopted, and shareholders approved, a restatement of the Corporation's Executive Value Sharing Plan (the "EVSP") at its May 1994 annual meeting of shareholders. The Corporation believes that the EVSP, as approved, qualifies for a "performance-based compensation" exception to this disallowance rule and payments made thereunder beginning in 1997 should be fully deductible. Shown below are the estimated future payouts for the 1995 to 1997 Performance Cycle under the Corporation's Executive Value Sharing Plan.


      LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR


                                                        Estimated future payouts under
                                                        non-stock price-based plans

                Number of       Performance
                shares,         or other period
                units or other  until
                rights<F1>      maturation or     Threshold<F2>
Name               #            payout            $ or #       Target<F3>      Maximum<F4>
Rolland         N/A             1995 - 1997       $870,000     $2,200,000      $3,800,000
Anker           N/A             1995 - 1997        525,000      1,310,000       2,300,000
Boscia          N/A             1995 - 1997        400,000      1,000,000       1,800,000
McCurley        N/A             1995 - 1997        370,000        930,000       1,620,000
Hunter          N/A             1995 - 1997        320,000        790,000       1,400,000


<F1> The Corporation's Executive Value Sharing Plan permits
the Compensation Committee to establish performance goals.
The 1995-1997 performance goals for the Named Executive Officers relate the Corporation's performance to a selected group of companies which are not the same as the peer group in the performance graph on page 27. If the increase in the dividend-adjusted value sharing return on equity of the Corporation for the three-year performance cycle exceeds the average performance of selected companies, then an award will be made according to a pre-established formula with Compensation Committee discretion to adjust downward. The selected companies for the 1995-1997 cycle include Aetna Life & Casualty Company, Allstate Insurance Companies, American General Corporation,
CIGNA Corporation, Provident Life and Accident Insurance
Company of America, Providian Corporation, ReliaStar, SAFECO Corporation, The Equitable Companies, Inc., Torchmark Corporation, Transamerica Corporation, Travelers Inc.,
USF&G Corporation, and US LIFE Corporation.

<F2> The basic philosophy is to make no payment if performance is equal to or below the average performance of the selected companies; however, the maximums produced by the formula and payable at threshold are established at higher levels than zero in order to permit the Compensation Committee the discretion to adjust downward to comply with Section 162(m) of the Code. The average performance is determined for each of the three years in a performance cycle by deleting the top three and bottom three companies to determine an annual average and then averaging the three years to determine the Corporation's ranking.

<F3> The target is the estimated maximum to be paid in 1998
for the 1995-1997 three-year cycle if the Corporation's performance is at the 75th percentile compared to the Peer Group. Upon completion of the cycle, any award may be paid in restricted shares of the Corporation's Common Stock, phantom stock, cash, or any combination.

<F4> The maximum is the most that would be awarded if the
Corporation was the top company among the selected group of competitors for the 1995-1997 Performance Cycle. If there is no increase in book value for a performance cycle, no payment is made.


<PAGE 22>

STOCK OPTION PLANS

Shown below is further information on grants of stock options pursuant to the Corporation's 1986 Stock Option
Incentive Plan during the fiscal year 1995 to the Named Executive Officers which are reflected in the Summary
Compensation Table. No stock appreciation rights were granted under that Plan during fiscal 1995.


           OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                        Potential Realizable
                                                        Value at Assumed Annual
                                                        Rates of Stock Price
                                                        Appreciation for Option
                                                        Term
                             Individual Grants
(a)             (b)             (c)            (d)             (e)              (f)             (g)
                Number of       % of Total
                Securities      Options/SARs
                Underlying      Granted to
                Options/SARs    Employees in    Exercise or
                Granted<F1>     Fiscal Year<F2> Base Price<F3>  Expiration
Name               (#)                          ($/Shares)      Date<F4>        5%($)           10%($)
Rolland         39,000          7.70%           42.63           5/10/2005       1,045,264       2,649,203
Anker           25,000          4.93%           42.63           5/10/2005         670,041       1,698,207
Boscia          16,000          3.16%           42.63           5/10/2005         428,826       1,086,852
McCurley        14,000          2.76%           42.63           5/10/2005         375,223         950,996
Hunter          11,000          2.17%           42.63           5/10/2005         294,818         747,211


<F1> Options granted on May 10, 1995 are exercisable starting
12 months after the grant date with respect to 25% of the shares covered and with an additional 25% of the option shares becoming exercisable on each successive anniversary, with full vesting occurring on the earliest of death, disability, fourth anniversary or a change of control of the Corporation.

<F2> The Corporation granted options representing 506,650
shares to employees in fiscal year 1995.

<F3> The exercise price and tax withholding obligations
related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

<F4> The options were granted for a term of 10 years, subject to earlier forfeiture in certain events related to termination of employment.



<PAGE 23>

OPTION EXERCISES AND FISCAL YEAR-END VALUES

Shown below is information with respect to option exercises in fiscal year 1995 and unexercised options to purchase the Corporation's Common Stock granted in fiscal year 1995 and prior years under the Corporation's 1982 and 1986 Stock
Option Incentive Plans to the Named Executive Officers.


         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
               AND FISCAL YEAR-END OPTION/SAR VALUES

(a)       (b)          (c)                     (d)                        (e)

                                      Number of Unexercised     Value of Unexercised in-the-
                                         Options held at          money Options Held at
                                        December 31, 1995         Decemer 31, 1995<F1>

Name      Shares
          Acquired      Value
          on Exercise   Realized     Exercisable  Unexercisable   Exercisable    Unexercisable

Rolland   24,000        $306,000     180,500      94,500          $4,699,675     $1,337,955
Anker        -0-             -0-      95,000      56,000           2,493,915        782,350
Boscia       -0-             -0-      47,750      38,250           1,209,993        535,013
McCurley   4,000          67,250      38,400      35,000             948,263        489,025
Hunter     3,602          53,580      35,000      28,000             852,135        393,185

<F1> Based on the closing price on the New York Stock
Exchange Composite Transactions of the Corporation's Common
Stock on December  31, 1995 ($53.75).


        [This portion of page intentionally left blank]

<PAGE 24>

RETIREMENT PLANS

The following table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including the Named Executive
Officers, under the Corporation's retirement plans which cover most officers and other employees on a non-contributory basis. Such benefits reflect a reduction to recognize in part the Corporation's cost of Social Security
Benefits related to service for the Corporation.

                         PENSION TABLE

    Estimated annual retirement benefit for credited years of service<F1,3>

Final
Average
Salary<F2>  10 Years  15 Years  20 Years  25 Years  30 Years  35 Years  40 Years

$ 300,000   $ 49,897  $ 74,845  $ 99,794  $124,742  $149,691  $174,639  $182,139
  350,000     58,397    87,595   116,794   145,992   175,191   204,389   213,139
  400,000     66,897   100,345   133,794   167,242   200,691   234,139   244,139
  450,000     75,397   113,095   150,794   188,492   226,191   263,889   275,139
  500,000     83,897   125,845   167,794   209,742   251,691   293,639   306,139
  550,000     92,397   138,595   184,794   230,992   277,191   323,389   337,139
  600,000    100,897   151,345   201,794   252,242   302,691   353,139   368,139
  650,000    109,397   164,095   218,794   273,492   328,191   382,889   399,139
  700,000    117,897   176,845   235,794   294,742   353,691   412,639   430,139
  750,000    126,397   189,595   252,794   315,992   379,191   442,389   461,139
  800,000    134,897   202,345   269,794   337,242   404,691   472,139   492,139
  850,000    143,397   215,095   286,794   358,492   430,191   501,889   523,139
  900,000    151,897   227,845   303,794   379,742   455,691   531,639   554,139
  950,000    160,397   240,595   320,794   400,992   481,191   561,389   585,139
1,000,000    168,897   253,345   337,794   422,242   506,691   591,139   616,139
1,050,000    177,397   266,095   354,794   443,492   532,191   620,889   647,139
1,100,000    185,897   278,845   371,794   464,742   557,691   650,639   678,139


<F1> This table assumes retirement at age 65 (current normal retirement date), and at age 65, the following individuals will have the number of years credited service indicated:
Mr. Rolland, 41; Mr. Anker, 31; Mr. Boscia, 33; Mr. McCurley,14;
and  Mr. Hunter, 39.

<F2> Final average salary is the average of an employee's
base salary paid in any consecutive 60-month period during an employee's last ten years of active employment which produces the highest average salary.

<F3> As a result of limitations under the Internal Revenue
Code, a portion of these amounts will be paid under supplemental benefit plans established by the Corporation to provide benefits
(included in this table) which would exceed these limits.



<PAGE 25>

SUPPLEMENTAL RETIREMENT ARRANGEMENTS

Certain officers of the Corporation and its subsidiaries, including all the Named Executive Officers, have entered into salary continuation agreements with their employers under the terms of either the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates or the American States Executive Salary Continuation Plan ("Salary Continuation Plans"). Under the Salary Continuation Plans, the amount each officer is entitled to receive upon retirement is 2% of final monthly compensation times the number of years the agreement has been in effect up to a maximum of 10% of final monthly salary; so long as the officer agrees to an exclusive consulting arrangement with the Corporation until the earlier of the waiver of such arrangement or attainment of age 65. This amount will be paid in the form of a 120-month certain and life annuity. In the event of death prior to retirement, a designated beneficiary of executives who were participating in the Salary Continuation Plans on December 31, 1991, will instead receive annual payments each equal to 25% of the employee's final annual salary until the later of the date on which the employee would have attained age 65 or the date on which a minimum of ten payments have been made. These agreements automatically terminate upon the officer's termination of service for reasons other than death, disability or retirement; except that in the event of a change in control of the Corporation, as defined in the Executives' Severance Plan, and a subsequent voluntary or involuntary termination of the employee's employment within 2 years of the change in control, such employee shall be treated as continuing employment with the Corporation and its affiliates until age 65 at which time benefits shall begin. The Salary Continuation Plan caps compensation used to determine benefits at $200,000 or the annual base compensation in effect on December 31, 1991 for executives participating on that date. Effective December 31, 1993, the exclusive consulting arrangement was waived for Messrs. Rolland, McCurley and Hunter.

CHANGE-IN-CONTROL ARRANGEMENTS

Recognizing that an unforeseen change of control is unsettling to the Corporation's key executives, the Board adopted the Lincoln National Corporation Executives'
Severance Benefit Plan ("Executives' Severance Plan") for the following reasons: (1) to encourage attraction and the continued employment of certain executives in the face of a threat of a change of control; (2) to enable such executives, if the Corporation is under a proposal for a change of control, to help the Board assess the proposal and advise what would be in the best interests of the Corporation, its shareholders, and the policyholders and customers of its affiliates without being unduly influenced by the uncertainty of continued employment; (3) to demonstrate to executives the desire of the Corporation to treat them fairly; and (4) to provide such executives with compensation and benefits upon a change of control which are designed to ensure that expectations of the executives will be satisfied.

Executives eligible for participation in the Executives' Severance Plan ("Eligible Executives") are the members of the Corporation's Senior Management Committee and other employees as determined by the Compensation Committee. All Named Executive Officers were Eligible Executives during 1995. Pursuant to the Executives' Severance Plan, the Corporation may enter into agreements (which are not employment agreements) with Eligible Executives to provide severance benefits in the event that within three years after a change of control of the Corporation has occurred (1) the Corporation terminates their employment for any reason other than cause, death or disability, or (2) the Eligible
Executive terminates employment for good reason, such as a change in the Eligible Executives' responsibilities, a reduction in salary or benefits, or relocation. Any termination of employment by the chief executive officer or the chief operating officer during such three year period is deemed to be for good reason under the Executives'
Severance Plan.

<PAGE 26>

The benefit to which an Eligible Executive would be entitled under the terms of the Executives' Severance Plan is the greater of (1) 299.9% of the Eligible Executive's average annual compensation for the period consisting of the five most recent taxable years ending before the change in control and (2) 200% of the Eligible Executive's annual compensation (including all forms of compensation reportable on a Form W-2) based on the highest amount of consideration paid during (a) the calendar year preceding termination or (b) either of the two calendar years immediately preceding the year in which the change of control occurred. In addition, an Eligible Executive would be entitled to benefits such as the continuation of certain benefits under the welfare benefit plans in which he or she participates, immediate and 100% vesting in all retirement benefits, the value of certain unexercisable stock options and restricted stock, relocation benefits, outplacement services and a lump sum payment equal to 43.8% of any amount paid which is deemed an "excess parachute payment" under the Code. The Corporation must reimburse an Eligible Executive any and all legal fees and expenses incurred by the Eligible Executive relating to enforcing the Corporation's obligations under the Executives' Severance Plan. The Executives' Severance Plan supplements and does not supersede other plans, contracts of employment, or other arrangements which Eligible Executives may have with the Corporation or its affiliates.

EMPLOYMENT CONTRACTS

On March 15, 1996, a subsidiary of the Corporation,
American States Financial Corporation ("ASFC"), filed a registration statement for an initial public offering for up to 18.7% of the Common Stock of ASFC, including the overallotment option granted the underwriters. ASFC is a newly-formed holding company for American States Insurance Company and its subsidiaries. ASFC has entered into an employment contract with Mr. McCurley which is effective with the closing of this initial public offering. The contract extends to the later of December 31, 1997, or 12 months after the ASFC board designates someone other than Mr. McCurley as CEO. In 1996, Mr. McCurley's base salary will be $385,000. For 1996, Mr. McCurley's bonus will be an amount equal to the bonus that would have been payable under the EVSP for the performance cycle ending in 1995, in lieu of the EVSP. The bonus can be paid in cash, restricted ASFC common stock, or restricted phantom stock or stock units of ASFC.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following graph shows a five-year comparison of the yearly performance change in the Corporation's cumulative total shareholder return (change in the year-end stock price plus reinvested dividends) with the S&P 500 Composite Index and an index of peer companies selected by the Corporation. Companies in the Peer Group are as follows:
Aetna Life & Casualty Company; American General Corporation, CIGNA Corporation, Providian Corporation, Provident Life and Accident Insurance Company of America, ReliaStar,
SAFECO Corporation, The Allstate Corporation, The Equitable Companies, Inc., Torchmark Corporation, Transamerica Corporation, Travelers Inc., USF&G Corporation, and US LIFE Corporation. During 1995, the Equitable Companies, Inc. replaced Kemper Corporation in the Peer Group and the Allstate Corporation replaced The Continental Corporation. Kemper and Continental were each acquired during 1995. Their stock is no longer publicly traded and separate financial information on them is no longer publicly available. Companies in the Peer Group are publicly traded insurance holding companies with business units which are considered to be

<PAGE 27>

significant competitors of major business units of the Corporation, and their returns have been weighted for stock market capitalization.

                       PERFORMANCE GRAPH
              AMONG LNC, S&P 500 AND PEER GROUP

                1990    1991    1992    1993    1994    1995
LNC             100.00  135.05  191.85  234.30  196.35  314.45
S&P             100.00  144.45  179.15  215.50  189.39  296.14
Peer Group      100.00  130.48  140.46  154.62  156.66  215.54

                Source: Media General Financial Services


The Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

There can be no assurance that the Corporation's stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Corporation will not make or endorse any predictions as to future stock performance.


GENERAL

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has been selected by the Board to be the independent auditors to audit the consolidated financial statements of the Corporation for the year 1996. This firm has been employed by the Corporation in that capacity continuously since January 17, 1968. Representatives of
Ernst & Young LLP will be present at the annual meeting of shareholders, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions relating to the audit of the Corporation's 1995 consolidated financial statements.

<PAGE 28>


SHAREHOLDER PROPOSALS


To Be Included in the Corporation's Proxy Materials - Any shareholder proposals intended to be considered for inclusion in the proxy materials for the Corporation's 1997 annual meeting of shareholders must be received by the Corporation no later than December 13, 1996. All such proposals should be sent to the Secretary of the Corporation.

To Be Presented In-Person at Shareholder Meetings - Shareholders wishing to propose matters for consideration at a meeting of shareholders or to propose nominees for election as directors must follow specified procedures contained in the Corporation's Bylaws. Such procedures include giving notice to the Secretary of the Corporation at least fifty and not more than ninety days prior to the meeting; provided, however, that in the event that less than sixty days' notice of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was given. Such notice must include: the name and address of the proposing shareholder (as they appear on the Corporation's stock records), a brief description of the business desired to be brought before the meeting, the class and number of shares of the Corporation which are beneficially owned by the proposing shareholder and a description of any interest of such proposing shareholder in the business proposed. In the case of a shareholder-proposed nominee for director, the required notice must also contain as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (v) the qualifications of the nominee to serve as a director of the Corporation. The person presiding at a meeting of shareholders is authorized by the Bylaws, if the facts warrant, to determine that the proposed business was not properly brought before, or was not lawful or appropriate for consideration at, the meeting, or that a nomination for director was not properly made. Upon a declaration of such determination, the proposed business shall not be transacted or the defective nomination shall be disregarded, as the case may be.


ANNUAL REPORT

Form 10-K, annual report of the Corporation filed with the Securities and Exchange Commission for the fiscal year 1995, will be provided on written request and without charge to each shareholder. Write to Donald Van Wyngarden, Second Vice President and Controller, Lincoln National Corporation, 200 East Berry Street, Fort Wayne, Indiana, 46802-2706.

                   For the Board of Directors,

                   /S/ C. SUZANNE WOMACK
                   C. Suzanne Womack
                   Secretary
                   April 10, 1996




[Front of Proxy Card]

                  LINCOLN NATIONAL CORPORATION
                      FORT WAYNE, INDIANA

   The undersigned shareholder in LINCOLN NATIONAL CORPORATION (the "Corporation"), an Indiana corporation, hereby constitutes and appoints EARL L. NEAL, IAN M. ROLLAND, JILL S. RUCKELSHAUS and C. SUZANNE WOMACK or any one or more of them, the true and lawful attorney in fact and proxy of the undersigned, with full power of substitution to all or any one or more of them, to vote as proxy for and in the name, place and stead of the undersigned at the ANNUAL MEETING of the shareholders of the Corporation, to be held at the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana at 10:00 a.m., local time, Thursday, May 9, 1996, or at any adjournment thereof, all the shares of stock in the corporation shown on the other side (whether Common Stock or $3.00 Cumulative Convertible Preferred Stock, Series A) which the undersigned would be entitled to vote if then personally present, hereby revoking any proxy heretofore given.

   A majority of such attorneys and proxies who shall be present and shall act as such at the meeting or any adjournment thereof, or if only one such attorney and proxy be present and act, then that one, shall have and may exercise all the powers hereby conferred.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND AUTHORIZATION WILL BE GIVEN TO THE NAMED PROXIES, OR ANY ONE OR MORE OF THEM, IN THEIR DISCRETION TO ACT OR VOTE UPON OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


(Continued, and to be Signed, on reverse side)   SEE REVERSE SIDE


                       Detach Here

[Back of Proxy Card]

X   Please mark
    votes as in
    this example

The Board of Directors recommends a vote for the following:

1.   To elect five directors for three year terms:

Nominees:   J. Patrick Barrett, Thomas D. Bell, Jr.,
            Daniel R. Efroymson, Roel Pieper, Ian M. Rolland

                      FOR             WITHHELD


     ___________________
     For all nominees except as noted above


2. In their discretion, to act or vote upon other matters which may properly come before the meeting or any adjournment thereof.


MARK HERE
FOR ADDRESS
CHANGE AND
NOTE AT LEFT


All of the above in accordance with the Notice of Annual Meeting of Shareholders and Proxy Statement for the meeting, receipt of which is hereby acknowledged.

Signature must be that of the shareholder. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys in fact, etc. should so indicate when signing.


Signature                  Date  Signature                  Date


[Company highlights during 1995]

                          LINCOLN
                          NATIONAL
                        CORPORATION

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

                 Company Highlights During 1995

* In 1995, Lincoln National Corporation (LNC) Common Stock produced a total return (dividends plus price increase) of 59%.

* The quarterly dividend on the Common Stock was increased at the November 1995 Board of Directors meeting to $.46, the 13th consecutive year of increased dividends.

* Three significant acquisitions were completed in 1995, Delaware Management Holdings, Inc., Laurentian Financial Group, PLC, and Liberty Life Assurance Company, Ltd. These acquisitions gave us a base from which to grow in retail mutual funds, significantly expanded our presence and capabilities in institutional funds management and created critical mass in our United Kingdom life insurance operation.